UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2006

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

903 Calle Amanecer, Suite 100 San Clemente, California	92673
(Address of Principal Executive Office)	(Zip Code)

(949) 369-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 11, 2006, Sunstone Hotel Investors, Inc. (the “Company”) entered into an employment agreement with Andrew W. Gross that provides that Mr. Gross will serve as Senior Vice President and General Counsel of the Company and Sunstone Hotel Partnership, LLC, the Company’s operating partnership. Mr. Gross began employment with the Company on February 1, 2006. The agreement provides for an annual base salary of $300,000 and an annual incentive bonus in a target amount of between 50% and 75% of his base salary. His salary will be reviewed annually and may be increased in the Company’s sole discretion; provided, however, that Mr. Gross will be entitled to any annual cost-of-living increases in base salary that are granted to senior executives of the Company generally. The agreement also provides that, subject to the approval of the compensation committee of the Board of Directors, Mr. Gross will receive a restricted stock grant valued at $1,000,000 (with the stock valued based on the average closing price of the Company’s common stock on the New York Stock Exchange for the twenty consecutive trading days ending on the third trading day prior to the date of approval of the grant). The restricted stock will vest in equal installments over four years, beginning on February 1, 2007. Mr. Gross is also entitled to receive all employee benefits and participate in all insurance programs generally available to similarly situated employees and will receive a reimbursement in the amount of his actual, documented expenses associated with his relocation, up to a maximum reimbursement of $75,000. In the event the Company terminates Mr. Gross without cause or he terminates his employment for good reason, Mr. Gross will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Gross’s salary plus a bonus severance amount (which will be zero if the termination occurs in 2006, his target annual bonus if the termination occurs in 2007, and the lesser of his target annual bonus for the year in which the termination occurs or the actual annual bonus that he earned in the prior calendar year if the termination occurs after December 31, 2007 and prior to February 1, 2010); (4) 18 months of continued health insurance coverage for Mr. Gross and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested and exercisable. If following a change in control, the Company terminates Mr. Gross without cause or Mr. Gross terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except the severance amount will be calculated using a multiple of two rather than one (unless the change in control occurs prior to February 1, 2007), and all outstanding and then unvested equity awards will become fully vested and exercisable. However, if a severance amount becomes payable to Mr. Gross and is or would be deemed to be deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, then the severance amount will be payable by the Company 6 months and 1 day after the termination occurs. If the Company terminates Mr. Gross’s employment on February 1, 2010, then Mr. Gross will not be entitled to severance payments for a termination without cause so long as he has been given at least 90 days prior written notice of the Company’s intention not to extend his agreement.

The Company issued a press release on February 1, 2006 regarding its hiring of Mr. Gross.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: February 1, 2006	By:	/s/ Jon D. Kline
Jon D. Kline Executive Vice President and Chief Financial Officer